Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84356) of Abaxis, Inc. of our report dated June 29, 2015, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of the Abaxis 401(k) Plan for the year ended December 31, 2014.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
June 29, 2015